Exhibit 3.17

FIRST AMENDMENT TO BY-LAWS OF REPUBLIC FOODS, INC.

THIS FIRST AMENDMENT to By-Laws of Republic Foods, Inc., is adopted by the Shareholders of Republic Foods, Inc. this 26th day of April , 1995.

The undersigned Shareholders agree that the By-Laws are hereby amended as follows:

1. The second sentence in Article III is deleted in its entirety and the following is inserted in lieu thereof:

The property and business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation. The number of Directors shall be two (2), or such other number, but not less than the number of stockholders, as may be designated from time to time by resolution of a majority of the entire Board of Directors. Directors need not be Stockholders. The Directors shall be elected each year at the Annual Meeting of Stockholders, except as hereinafter pr.ovided, and each Director shall serve until his successor shall be elected and shall qualify.

Dated: 4/26/95     /s/ Carl Oppenheim

Carl Oppenheim